Exhibit 14(a)(1)(i)

[WACHOVIA SECURITIES]	8739 Research Drive
Charlotte, NC 28286

OFFICER’S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of May 1, 1997 by and among First Union Commercial Mortgage Securities, Inc. as Depositor, First Union National Bank as Master Servicer (the “Master Servicer”), CRIIMI MAE Services Limited Partnership as Special Servicer, and State Street Bank and Trust Company as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 1997-C1 (the “Agreement”).  Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy S. Ryan and Clyde M. Alexander, Vice Presidents of the Master Servicer, do hereby certify that:

1.                       A review of the activities of the Master Servicer during the period from January 1, 2001 through December 31, 2001 and of its performance under this Agreement during such period has been made under our supervision; and

2.                       To the best of our knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement in all material respects throughout the period January 1, 2001 through December 31, 2001; and

3.                       The Master Servicer has received no notice regarding qualification, or challenging the status of any portion of the Trust Fund as a REMIC from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 7th day of March, 2002.

/s/ Timothy S. Ryan	/s/ Clyde M. Alexander
Timothy S. Ryan, Vice President	Clyde M. Alexander, Vice President
First Union National Bank	First Union National Bank